Exhibit 99.2

For Financial Inquiries, Contact:
Lynne Farris
Sybase Investor Relations
lfarris@sybase.com
(925) 236-8797

For Press Inquiries, Contact:
Heather Peterson
Sybase Public Relations
heatherp@sybase.com
(925) 236-6517

Sybase Prices $400 Million Private Placement of
1.75% Convertible Subordinated Notes

Dublin, California, February 15, 2005 — Sybase, Inc. (NYSE: SY) announced today the pricing of its offering of $400 million aggregate principal amount of convertible subordinated notes due 2025 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The notes will bear interest at a rate of 1.75% per year. The notes will be subordinated to all future senior debt of Sybase. The sale of the notes to the initial purchasers is expected to settle on February 22, 2005, subject to customary closing conditions.

The notes will be convertible, subject to certain conditions. Upon conversion of a note a holder will receive cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value, at our option, in the form of cash, shares of common stock or a combination of cash and common stock. The initial conversion rate is 39.6511 shares of common stock per $1,000 principal amount of the notes (which is equivalent to an initial conversion price of approximately $25.22 per share) subject to adjustment upon the occurrence of certain events. This represents a conversion premium of approximately 35 percent based on the last reported sale price of the company’s common stock on February 15, 2005. Sybase may redeem some or all of the notes on or after March 1, 2010 at 100% of the principal amount, plus accrued but unpaid interest up to, but excluding, the redemption date. Sybase may be required to purchase some or all of the notes by the holders thereof on February 22, 2010, February 22, 2015 or February 22, 2020 or in the event of certain changes in control at 100% of the principal amount, plus accrued but unpaid interest up to, but excluding, the purchase date.

The company has also granted the initial purchasers a 30-day option to purchase up to an additional $60 million aggregate principal amount of notes.

The company intends to use approximately $125 million of the net proceeds from the offering to fund the purchase of approximately 6.7 million shares of its common stock concurrent with the offering of the notes. The company expects to use the balance of the net proceeds for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies, strategic investments or additional purchases of our common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

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